NOTICE OF MEETING

The Annual General Meeting of Shareholders of Agrium Inc. (the “Corporation”) will be held:

When:	Wednesday, May 6, 2015	Where:	Agrium Place
	11:00 a.m. (Calgary time)		Main Floor Rotunda
13131 Lake Fraser Drive S.E.
Calgary, Alberta T2J 7E8

Items of business

The following items of business will be covered, as more fully described in the attached management proxy circular:

1.	receive our audited consolidated financial statements and the auditors’ report thereon for the 2014 financial year;
2.	elect the directors;
3.	appoint the auditors for the 2015 financial year;
4.	vote, on a non-binding advisory basis, on a resolution to accept the Corporation’s approach to executive compensation;
5.	consider a shareholder proposal; and
6.	transact any other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Who has the right to vote

You are entitled to receive notice of, and to vote, at the meeting or any adjournment or postponement of the meeting if you are a shareholder of record at the close of business on March 9, 2015.

Your vote is important

The attached management proxy circular includes important information about the meeting and the voting process. Please read it carefully and remember to vote.

To be used at the meeting, completed proxies must be returned to CST Trust Company, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1 so that they arrive by 11:00 a.m. (Calgary time) on Monday, May 4, 2015, or, if the meeting is adjourned or postponed, by not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time and date of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Chair of the meeting at his or her discretion, and the Chair of the meeting is under no obligation to accept or reject any particular late proxy. The Chair of the meeting may waive or extend the proxy cut-off without notice.

Non-registered shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting.

Questions

If you have any questions or need assistance to vote, please contact our proxy solicitation agent, Kingsdale Shareholder Services, by toll-free telephone in North America at 1-855-682-9437 or collect call at 1-416-867-2272 outside North America, or by email at contactus@kingsdaleshareholder.com.

By Order of the Board of Directors

Gary J. Daniel
Corporate Secretary
March 12, 2015